Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Colgate-Palmolive Company of our report dated February 21, 2020 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Colgate-Palmolive Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
October 30, 2020